Exhibit 15.2

ADVANCED BIO - OIL TECHNOLOGIES

MISSION FOWARD LOOKING ABOT will be producing vegetable oil in factory - via fermenter: Allowing biodiesel to be produced at reduced cost. Bio - Oils for pharmaceuticals or cosmetics at a lower cost stable quality. Produce high quality CBD and THC. Giving value to glycerin from plants. Feed stock for electrical power facilities. Biomass harvest for ethanol facilities. Animal feed from biomass. FORWARD - LOOKING STATEMENTS STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACTS, INCLUDED IN THIS PRESENTATION ADDRESS ACTIVITIES, EVENTS OR DEVELOPMENTS THAT OUR MANAGEMENT AND THE COMPANY ANTICIPATE WILL OR MAY OCCUR IN THE FUTURE . THESE FORWARD - LOOKING STATEMENTS INCLUDE SUCH THINGS AS INVESTMENT OBJECTIVES, BUSINESS STRATEGY, ESTIMATED FUTURE SUCCESS, AND OTHER SIMILAR MATTERS . THESE STATEMENTS ARE BASED ON CERTAIN ASSUMPTIONS AND ANALYSES MADE BY THE COMPANY AND MANAGEMENT IN LIGHT OF THEIR EXPERIENCE AND THEIR PERCEPTION OF HISTORICAL TRENDS, CURRENT CONDITIONS AND EXPECTED FUTURE DEVELOPMENTS . HOWEVER, WHETHER ACTUAL RESULTS WILL CONFORM TO THESE EXPECTATIONS IS SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, INCLUDING GENERAL ECONOMIC, MARKET OR BUSINESS CONDITIONS, CHANGES IN LAWS OR REGULATIONS . THUS, ALL OF THE FORWARD - LOOKING STATEMENTS MADE IN THIS PRESENTATION ARE QUALIFIED BY THESE CAUTIONARY STATEMENTS . THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL CONFORM WITH THE MANAGEMENT’S AND THE COMPANY’S EXPECTATIONS . COVID - 19 : THE GLOBAL PANDEMIC COVID - 19 HAS AFFECTED OUR ABILITY TO RAISE FUNDS AND TO CARRY OUT OUR BUSINESS PLAN . IT IS UNKNOWN HOW LONG AND TO WHAT DEGREE COVID - 19 WILL IMPACT OUR ACTIVITIES AS WELL AS THE WORLD’S TRADE, ECONOMIES, HEALTH AND WELFARE . THERE CAN BE NO ASSURANCE THAT COVID - 19 WILL NOT HAVE A DETRIMENTAL AND LASTING AFFECT ON OUR COMPANY’S ACTIVITIES .

Technology at work for you

Medical

annual gross revenues projected

2021 $ 2,000,000

2022 $ 3,000.000

2023 $ 5,000,000

2024 $ 7,500,000

(* 2000 lbs. x 5000$/lbs.)

Ethanol

annual gross revenues projected

- 2021 $6,000,000
- 2022 $6,000,000
- 2023 $12,000,000
- 2024 $18,000,000

(^ 6000 liters/ha x1000 ha)

Biodiesel

annual gross revenues projected

- 2021 $1,800,000
- 2022 $1,800,000
- 2023 $3,600,000
- 2024 $5,400,000

(+1,800 liters/ha x 1000 ha)

Electricity

annual gross Revenues projected

2021 $2,300,000

2022 $4,600,000

2023 $9,300,000

2024 $18,600,000

(2000KW x $0.19 x 24hr x365 days)

*The spot price for wholesale cannabis in the Canada has remained relatively stable over the previous five months. In 2020 to $11.15 Canadian dollars per gram or $5000 per pound. Source : https://www.leafly.ca/news/strains-products/canada-price-averages

^Ethanol prices, 23-Dec-2019: The average price of ethanol around the world is 1.07 U.S. Dollar per liter. Source : https://www.globalpetrolprices.com/ethanol_prices/

+ Diesel prices, 18-Nov-2019: The average price of diesel around the world is 1.02 U.S. Dollar per liter. Source: www.globalpetrolprices.com/diesel_prices/

Medical Cannabis will be only sold in Canada – the revenue projections have been converted into United States dollars at a estimated rate of 1.35$ exchange rate.

A total impact on the Canadian economy from a legalized cannabis market — including cultivation and distribution, cannabis paraphernalia, increased tourism and business taxes — would amount to between $12.7B to $22.6B on an annual basis. http://docplayer.net/148867245 - Whitepaper - cannabis - industry - overview.html OBJECTIVES Uzbekistan  Transport and set up Ethanol equipment  Transport and set up Biodiesel equipment  Start planting canola or soya, sorghum, and hemp  We plan to sell products locally at first and then internationally if the market if favorable Greece  Build infrastructure to receive generators to produce electricity  order the equipment Canada  Start program to hit medical targets  Produce health products  Acquire a GMP and GLP laboratory  We plan to sell products locally at first and then internationally if the market if favorable

ABOT COLLABORATIONS CONNECTING YOUR BUSINESS TO THE TECHNOLOGY RESOURCES YOU NEED Funds Allowing: ABOT will be investing in Uzbekistan to start producing biofuels, biomass, bio - feed and producing medical bio - oils with the collaboration of ABOT Genetik, a Uzbek Corporation . ABOT will be investing in Greece to use a pyrolysis process to produce electricity from biomass from the cotton stems or wood in collaboration with Bio - ABOT Hellas . ABOT will be investing in Zollaris Laboratories Corp into the joint venture . Zollaris has already invested over 2 million dollars . Once the processing laboratory is created and functional, ABOT will be able to start our medical indication program .

ABOT Interest by industry

CUSTOM SOLUTIONS Usually the terrain will inspire the solution to a problem . At ABOT we use our know - how to tailor the solution to the problem while maintaining an environmental balance . SCIENCE SOLUTIONS ABOT is constantly researching and developing new scientific processes . We believe this is what differentiates ABOT from other companies : our relentlessness to advancement and innovation . We are constantly seeking partnerships with research institutes and universities . BUSINESS SOLUTIONS At ABOT we believe that most business solutions are to join forces, therefore joining forces with other companies and institutes is primordial .

Our product is known as “Bio - Oil . ” The planned trade name of our Bio - Oil product line is “ABOT - Inside . ” We have a licensing agreement in place with a Canadian company, Lux Biologics Ltd (“Lux Bio”), there - by accessing the formula of raw materials we plan to use for production of our Bio - Oil through corporate laboratory tests in the research and development (“R&D”) program conducted with Lux Bio . Bio - Oil is a component of biodiesel and many other products such as table oils and oil extracts for medicinal purposes . Bio - Oil “products” range from – skincare products formulated to help improve the appearance of scars, stretch marks and uneven skin tone – to numerous medical uses of CBD (cannabidiol) Bio - Oils ; used by more and more people as time goes on . Our products containing CBD will not be marketed in the United States (for now – until the regulatory system is more developed) . ABOT Inside and Diesel Through the License Agreement, we have secured the formula of raw materials we plan to use for production of our Bio - Oil through corporate laboratory tests in the research and development (“R&D”) pro - gram conducted with Lux Bio . Bio - Oil is a component of biodiesel . Our plan is to manufacture crude Bio - Oil in fermenters and provide “feed stock” Bio - Oil to biodiesel companies . We use most of our biofuel to create electrical power plants to supply remote areas with electricity for homes and industries . ABOT Inside Cosmetics and Pharmaceutical Our plan is to manufacture crude Bio - Oil in fermenters and provide “feed stock” Bio - Oil to biodiesel companies and other users of Bio - Oil . That same technology can be used to ferment the carbon molecule linked to specific plants to create a new generation of oils that stem from the reaction of the yeast or enzymes with the stock carbon molecules from the plant species . ABOT plans, assuming available funding, to acquire presses to extract oils from plants and seeds and will have oils that will be destined for the table, the mechanical industry or health medical field .

AGR I C UL T U R A L BUSINESS Agricultural fermenters will be manufactured, installed and utilized to ferment our lipid production (the process of producing our Bio - Oil) or ethanol . Lipids are a group of naturally occurring molecules that include fats, waxes, sterols, fat - soluble vitamins (such as vitamins A, D, E, and K), mono - glycerides, diglycerides, triglycerides, phosphide, and others . The raw materials for our Bio - Oil are carbon biodegradable molecules . We plan to obtain the raw materials from residue from the transformation of oil into biofuels and other Bio - Oil products and from any agricultural byproducts that will be tested for carbon biodegradable molecules for the cosmetic and pharmaceutical industry .

2019 Established a collaboration between ABOT and the institute of Genetics and Plant Experimental Biology Academy of Science of the Republic of Uzbekistan . Established a collaboration with Bio - ABOT Hellas for electrical power plant in Greece . Established a collaboration with Zollaris Laboratories Corp for development of products and markets in the Pharma, nutraceutical and cosmetic . 2020 During the Covid - 19 pandemic ABOT continues to forge relationships and plans with existing collaborators . Collaborating with Lux Biologics Limited ; they have acquired equipment that transforms 40 million liters oil into 40 million liters of biodiesel . Zollaris Laboratories Corp is collaborating with ABOT and has ordered an ethanol distillery to scale up the technology and perfect efficiency for the Uzbekistan project . Zollaris has also received two licenses from Health Canada - Cannabis directory . Zollaris is building a 10 , 000 square feet laboratory which will be certified GMP (good manufacturing practice) and GLP (good lab practice) . The Institute of Seed Genetics in Uzbekistan is collaborating with ABOT to identify the best seed genetics for the best crop or harvest .

2021 CROP SUMMARY In our view, the best crop to produce ethanol is sorghum; it can be harvested every 90 days. In Uzbekistan, there can be three crops of sorghum annually. Therefore, 1000 ha (hectares) of land will produce at approximately 6000 liters/ha, yielding about 6,000,000 liters of ethanol at an average current price of around 1.00$/liter. In addition, the remaining biomass can be sold as animal feed at about $350/MT (metric ton). Every year after production, our plan, funds allowing, is to double up the land mass and sorghum production. In our opinion, the best crop to grow to produce biodiesel is canola or soya ; either can be harvested twice a year . According to the Uzbek Institute of seed genetics ( www . uscanola . com/about - us/what - is - canola/), in Uzbekistan up to 1 , 800 liters of biodiesel can be produced from a canola or soya crop per hectare, with a current price of about $ 1 . 00 per liter . Our immediate goal is to cultivate up to 1000 hectares of canola or soya ( 1 , 800 liters per hectares multiplied by 1000 hectares at $1.00 per liter = $1.8 million annually). If our collaboration with Zollaris is fully operational by the end of 2020, we anticipate the production of up to 2800 lbs of Canadian Cannabis with a price after harvest in the Canadian medical and recreational market of about $1000 per pound. In Greece, our effort centers on the Greek farmer’s need to get r id of biomass from the harvest of cotton and cotton seeds. These, along with the plant stems, will be manufactured into pellets to generate electricity at an anticipated, current price of 19 Euro cents per KW.

Financial Summary Our plan is to largely fund business relationships or collaborations through Advanced Bio - Oil Technologies Ltd (ABOT) qualified Regulation A+ offering circular . Our annual gross revenue forecasts are contained above . Direct and Indirect Social Impacts Upon adequate funding, ABOT expects to create more than 100 direct new jobs in the USA, Greece, Uzbekistan, and Canada combined and perhaps 250 indirect jobs for every 1000 hectares of exploited land . Examples of “indirect” jobs include final product sales force, brokers, marketing companies, quality control agencies, etc .

Matrix in f o rmat ion A risk matrix is a matrix that is used during risk assessment to define the level of risk by considering the category of probability or likelihood against the category of consequence severity . This is a simple mechanism to increase visibility of risks and assist management decision making . Farming operation is a collaboration with the Uzbekistan Government's Institute of Seed Genetics . They are experts in growing and agriculture genetics . Zollaris has experts in transformation, R&D analytical chemistry and sales . Risk category Industrial organic chemical products : 1. Government orders to purchase electricity in Greece. 2. Uzbekistan government may purchase biofuel. 3. Canadian and European companies to purchase cannabis. A mix of Government and private sector purchases. Risk level Low to medium - crop loss is the only factor - can replant cannabis in 39 days - can replant the plants that produce biofuels in 90 days. Reasons Cannabis and bioenergy are marketable commodities. Risk mitigation 1 . Mother nature, 2 . Plant diseases, and 3 . Insects .

M a n a g e m e n t Team Mireille Samson Chief Executive Officer & Director Advanced Bio - Oil Technologies Ltd Francesca Albano Chief Financial Officer & Director Advanced Bio - Oil Technologies Ltd Laura Haase Chief Operating Officer & Director Advanced Bio - Oil Technologies Ltd Domenico Fuoco Science Consultant

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